Exhibit 99.04

                                  AMENDMENT NO. 4 TO
                              KENTUCKY UTILITIES COMPANY
                  MASTER RETIREMENT AND EMPLOYEE SAVINGS PLAN TRUST


                    The Kentucky Utilities Company Master Retirement and

          Employee Savings Plan Trust, as heretofore amended (the "Trust"),

          by and between Kentucky Utilities Company and First Kentucky

          Trust Company (now known as National City Bank, Kentucky), as trustee, is hereby amended, effective as of July 1, 1994, in the following respect:

                    1.   By deleting Section 2.01 of the Trust and

          inserting in lieu thereof the following:

                              "2.01  The portion of the Trust Fund
                    attributable to the Savings Plan shall be invested in six separate investment funds which shall be referred to as Investment Funds A, B, C, D, E and F. Such investment funds shall be managed and invested in accordance with the following general purposes:

                              (a)  Investment Fund A shall be known as the
                         Protected Income Fund and shall be invested primarily in short-term obligations issued or guaranteed by the U.S. Government or its agencies or instrumentalities, or other fixed income investments that meet the investment goal of this Fund, which is to achieve a fair market rate of return on investments with minimal credit risk.

                              (b)  Investment Fund B shall be known as the
                         Standard & Poor's 500 Equity Index Fund (the
                         "Equity Fund") and shall be invested primarily as a Standard & Poor's 500 equity index fund.

                              (c)  Investment Fund C shall be known as the
                         KU Energy Common Stock Fund and shall be invested primarily in common stock of KU Energy Corporation ("Common Stock").

                              (d)  Investment Fund D shall be known as the
                         Participant Loan Fund and shall be composed of loans made to Participants.

                              (e)  Investment Fund E shall be known as the
                         Balanced Fund and shall be invested primarily in a mix of government and corporate bonds (for current income) and common stocks (for long-term growth) that meet the goal of this Fund, which is to provide current income with reasonable risk.

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                              (f)  Investment Fund F shall be known as the
                         Aggressive Growth Fund and shall be invested primarily in stocks of small and medium-sized companies that are expected to grow significantly; the goal of this Fund is to provide long-term growth of capital.

                              The portion of the Trust Fund attributable to
                    the Retirement Plan shall be invested in its own separate investment fund except to the extent it is invested in whole or in part in Investment Funds A, B, E or F.

                              The Protected Income Fund, the Equity Fund,
                    the Balanced Fund and the Aggressive Growth Fund may be invested through common, collective or pooled investment funds, mutual funds or insurance company annuity contracts to the extent such funds or contracts meet the investment criteria set forth in this Section 2.01.

                              Each investment fund may also invest any cash
                    balances held from time to time in short term cash equivalents having ready marketability, including, but not limited to, U.S. Treasury Bills, commercial paper, certificates of deposit of the Trustee or others, bankers acceptances, short term collective investment funds established by the Trustee or others, or money market mutual funds.

                              The Corporation may direct the Trustee to
                    establish additional investment funds.

                              Transfers between the investment funds may
                    only be made at such time or times as the Committee shall direct."











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                    IN WITNESS WHEREOF, the parties have caused this

          instrument to be executed by their duly authorized officers and respective corporate seals to be hereunto affixed.


                                         KENTUCKY UTILITIES COMPANY



          Dated: April  27, 1994    By:  /s/ John T. Newton
                                             John T. Newton
                                         Title: Chairman, President and CEO


          (CORPORATE SEAL)

          ATTEST:


          /s/ George S. Brooks II
              George S. Brooks II
              Secretary

                                         NATIONAL CITY BANK, KENTUCKY
                                         As Trustee of the Trust



          Dated: April  29, 1994    By:  /s/ Judith E. Meany
                                             Judith E. Meany
                                         Title: Vice President


          (CORPORATE SEAL)

          ATTEST:


          /s/ Cordell G. Lawrence
              Cordell G. Lawrence
              Ass't Secretary






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